PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)         REGISTRATION NO. 333-43766




                          [SOFTWARE HOLDRS (SM) LOGO]




                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

     The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:



                                                                            Share        Primary
             Name of Company                                 Ticker        Amounts    Trading Market
---------------------------------------------------         --------     ----------  ----------------

 Adobe Systems Incorporated                                  ADBE            6           NASDAQ
 BMC Software, Inc.                                          BMC             7            NYSE
 Check Point Software Technologies Ltd.                      CHKP            6           NASDAQ
 Computer Associates International, Inc.                      CA            17            NYSE
 Intuit Inc.                                                 INTU            6           NASDAQ
 Macromedia, Inc.                                            MACR            1           NASDAQ
 Mercury Interactive Corporation                             MERQ            2           NASDAQ
 Micromuse Inc.                                             MUSEE            2           NASDAQ
 Microsoft Corporation                                       MSFT           30           NASDAQ
 Nuance Communications, Inc.                                 NUAN            1           NASDAQ
 Openwave Systems Inc.                                       OPWV          .6667         NASDAQ
 Oracle Corporation                                          ORCL           24           NASDAQ
 Peoplesoft, Inc.                                            PSFT            8           NASDAQ
 SAP AG-preference shares *                                  SAP            16            NYSE
 Sapient Corporation                                         SAPE            3           NASDAQ
 Siebel Systems, Inc.                                        SEBL            8           NASDAQ
 TIBCO Software Inc.                                         TIBX            5           NASDAQ
 Veritas Software Corporation                               VRTSE            7           NASDAQ

--------------------------------------
* The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2004.